Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	May 12, 2009
Contact:	John B. Williamson, III
President, Chairman and CEO
Telephone:	540-777-3810

RGC RESOURCES, INC.

SECOND QUARTER FINANCIAL RESULTS

ROANOKE, Va. (May 12, 2009)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $2,643,693 or $1.19 per average share outstanding for the quarter ended March 31, 2009. This compares to consolidated earnings of $2,418,609 or $1.10 per average share outstanding for the quarter ended March 31, 2008. President, Chairman and CEO John Williamson attributed the increase in earnings to improved gross margins.

Earnings per share for the twelve months ending March 31, 2009 were $4,866,059 or $2.20 per share compared to $1.59 per share for the twelve months ended March 31, 2008. Earnings for the twelve months ended March 31, 2009 were positively impacted by improved margins and the absence of losses associated with the Company’s formerly owned Bluefield Gas Company operations.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Summary financial statements for the second quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2009	2008	2009	2008
Revenues	$34,286,502	$39,564,378	$92,077,237	$91,216,830
Cost of sales	24,954,183	30,911,562	64,756,914	65,756,959

Gross margin	9,332,319	8,652,816	27,320,323	25,459,871
Other operating expenses	4,605,348	4,221,079	17,564,905	17,137,710
Interest expense	462,910	518,029	1,944,801	2,007,110

Income from continuing operations before income taxes	4,264,061	3,913,708	7,810,617	6,315,051
Income tax expense from continuing operations	1,620,368	1,495,099	2,944,558	2,362,453

Net income from continuing operations	2,643,693	2,418,609	4,866,059	3,952,598
Net loss from discontinued operations, net of income taxes	—	—	—	(476,681)

Net income	$2,643,693	$2,418,609	$4,866,059	$3,475,917

Basic earnings per share of common stock:
Income from continuing operations	$1.19	$1.10	$2.20	$1.81
Discontinued operations	—	—	—	(0.22)

Net income	$1.19	$1.10	$2.20	$1.59

Diluted earnings per share of common stock:
Income from continuing operations	$1.19	$1.10	$2.19	$1.80
Discontinued operations	—	—	—	(0.22)

Net income	$1.19	$1.10	$2.19	$1.58

Cash dividends per common share	$0.3200	$0.3125	$1.2650	$1.2350

Weighted average number of common shares outstanding:
Basic	2,219,068	2,198,624	2,211,594	2,183,930
Diluted	2,226,156	2,208,143	2,220,233	2,194,532

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,
	2009	2008
Assets
Current assets	$37,284,664	$38,213,104
Total property, plant and equipment, net	76,456,297	74,118,513
Other assets	3,976,337	3,474,118

Total Assets	$117,717,298	$115,805,735

Liabilities and Stockholders’ Equity
Current liabilities	$23,455,841	$30,212,434
Long-term debt	28,000,000	23,000,000
Deferred credits and other liabilities	20,492,567	18,027,180

Total Liabilities	71,948,408	71,239,614
Stockholders’ Equity	45,768,890	44,566,121

Total Liabilities and Stockholders’ Equity	$117,717,298	$115,805,735